META Group
--------------------------------------------------------------------------------
META Group, Inc., 208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061
(203) 973-6700 Fax: (203) 359-8066

                                  News Release

FOR IMMEDIATE RELEASE               Contact: Bernard F. Denoyer
                                             Investor Relations/CFO
                                             (203) 973-6813
                                             bernard.denoyer@metagroup.com

                                             Alison Ziegler
                                             The Financial Relations Board, Inc.
                                             (212) 661-8030


                    META GROUP REPORTS FIRST-QUARTER RESULTS
                      AND EXPANDS SHARE REPURCHASE PROGRAM

Stamford, CT - May 3, 1999 - META Group, Inc. (Nasdaq: METG) today announced results for the first quarter ended March 31, 1999.

     For the first quarter of 1999, total revenues rose 33% to $20.1 million from $15.1 million in the first quarter of 1998. Continuous Advisory Services revenues increased 20% to $15.8 million, versus $13.2 million in the first quarter of 1998. Published Research revenues increased 61% to $1.4 million, versus $0.9 million in the first quarter of 1998. Project Consulting revenues increased 167% to $2.9 million, versus $1.1 million in the first quarter of 1998. Operating income for the first quarter of 1999 decreased 34% to $1.4 million, or 7.2% of total revenues, versus $2.2 million, or 14.5% of total revenues, reported in the same period last year. First- quarter 1999 net income decreased 21% to $1.3 million from $1.6 million in the first quarter of 1998. Diluted earnings per share decreased 23% to $0.10 per share in the first quarter, versus $0.13 in the first quarter of 1998.

     Contract Value on March 31, 1999, was $68.9 million, representing a 23% increase over $56.3 million on March 31, 1998. The Company defines Contract Value as the aggregate annualized value of renewable revenues recognized from all contracts in effect at a given point in time, without regard to the duration of the contracts outstanding at such time.

     Dale Kutnick, president, chief executive officer, and co-research director, noted, "The shortfall in the quarter was primarily caused by unexpected transitional issues connected with the recent Sentry Group acquisition and some publishing delays. Continuous Advisory Services revenue growth was also lower than expected, while at the same time the Company continued to invest aggressively in its domestic sales organization and new product development. Continuous Advisory Services billings, however, showed encouraging strength late in the quarter, and we remain confident in our expanded sales team's ability to sustain high top line growth for the year, by positioning our broadened product line across our clients' entire decision-making life-cycle."

                                    - More -

META Group, Inc.
May 3, 1999
Page 2



Expansion of  Repurchase Program

     META Group today announced that its Board of Directors has unanimously authorized the expansion of the Company's repurchase program to a total of 2.4 million shares. As previously announced on April 14, 1999, META Group's Board of Directors unanimously authorized the repurchase of up to 1.2 million shares of its Common Stock. Bernard Denoyer, senior vice president and CFO, commented, "Through April 27, 1999, we repurchased approximately 850,000 shares at an average price of $9.60 per share, and we will continue to actively buy back shares as we believe this program provides significant shareholder value." As of April 29, 1999, the Company had 11,180,000 shares outstanding.

     Effective January 1, 1999, the Company decided to present its revenues on the face of its income statement in a manner consistent with the way the Company manages its operations, and consistent with the direction of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's three operating segments are:
Continuous Advisory Services, Published Research, and Project Consulting. This three-step breakdown of revenues was previously disclosed for the three years ended December 31, 1998 in the footnotes to the Company's 1998 consolidated financial statements, and will be reported on the Company's quarterly consolidated statements of operations for 1999. All prior period revenues have been reclassified to conform to the 1999 presentation.

     META Group helps companies make better information technology (IT) decisions by providing research and unlimited analyst consultation relevant to their specific business needs. Offering advisory services, consulting/benchmarking, and publications that span the full spectrum of IT, META Group addresses the latest technologies, industry trends, and business challenges. With approximately 1,800 client companies worldwide, META Group differentiates itself from other information providers through its commitment to highly personal service (enabling "analysis in context"), bottom-line answers, and objectivity. To support this promise, META Group maintains a client-to-analyst ratio of 50:1 - the lowest in the industry - and reinvests almost 50% of its revenue back into research and client services. For details, connect with www.metagroup.com.

     Statements above that are not historical facts may be considered forward-looking statements that involve risks and uncertainties, including statements regarding the sustainability of our differentiated continuous research and advisory services. Actual results could differ materially as a result of various factors, including the level and timing of subscription renewals to Continuous Advisory Services; the level and timing of contracted Project Consulting services; the timing and amount of business generated by the Company; the integration of acquired businesses into the operations of the Company (particularly the acquisition of The Sentry Group, Inc.); the timing of the delivery of Published Research sold by the Company; the mix of domestic versus international business; the timing of the development, introduction, marketing, and market acceptance of new products and services; the timing of the hiring of research analysts and consultants; changes in the spending patterns of the Company's target clients; changes in the market demand for IT research and analysis and competitive conditions in the industry; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.


META Group, Inc.

                                              ----------------------------------
OPERATING RESULTS                                   Quarter Ended March 31,
                                              ----------------------------------
  (in thousands, except per share)                 1999       1998    % Change
                                              ----------------------------------
Revenues


   Continuous Advisory Services                 $15,808      $13,179      20%
   Published Research                             1,427          887      61%
                                              ----------------------

       Total renewable revenues                  17,235       14,066      23%

   Project Consulting                             2,870        1,076     167%
                                              ----------------------

        Total revenues                           20,105       15,142      33%
                                              ----------------------

Operating Expenses
   Cost of services and fulfillment              11,286        7,538      50%
   Selling and marketing                          4,982        3,446      45%
   General and administrative                     1,793        1,520      18%
   Depreciation and amortization                    593          447      33%
                                              ----------------------
        Total operating expenses                 18,654       12,951      44%

Operating income                                  1,451        2,191     -34%

Interest income                                     772          605      28%
                                              ----------------------
Income before provision for income taxes          2,223        2,796     -20%

Provision for income taxes                          914        1,148     -20%
                                              ----------------------
Net income                                       $1,309       $1,648     -21%
                                              ======================

Net income per diluted common share               $0.10        $0.13     -23%
                                              ======================

Net income per basic common share                 $0.11        $0.15     -25%
                                              ======================

Weighted average diluted shares outstanding      12,905       12,299       5%
                                              ======================

Weighted average basic shares outstanding        11,830       11,162       6%
                                              ======================



SELECTED STATISTICAL DATA
  (Dollars in thousands)

Contract Value                                  $68,940      $56,260      23%
Client Organizations                              1,800        1,475      22%
Client Subscribers                                4,200        3,500      20%



                                                ---------------------------
BALANCE SHEET DATA                                 March 31,   December 31,
                                                ---------------------------
  (in thousands)                                        1999           1998
                                                ---------------------------

Assets
   Cash, cash equivalents and marketable securities  $32,050        $30,976
   Accounts receivable                                31,066         35,306
   Deferred tax asset                                  3,808          3,808
   Other current assets                                7,124          4,330
                                                ---------------------------
      Total current assets                            74,048         74,420

   Marketable securities                              11,996         15,850
   Furniture and equipment                             5,738          4,553
   Goodwill                                            5,675          5,528
   Deferred tax asset                                    256            792
   Other assets                                       12,053         11,044
                                                ---------------------------
        Total assets                                $109,766       $112,187
                                                ===========================

Liabilities and Stockholders' Equity
   Deferred Revenues                                 $33,824        $31,276
   Other current liabilities                           1,221          8,221
                                                ---------------------------
        Total liabilities                             35,045         39,497

   Total stockholders' equity                         74,721         72,690
                                                ---------------------------
   Total liabilities and stockholders' equity       $109,766       $112,187

                                                ===========================